Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is entered into between Daniel J. Cosgrove (“Contractor”) and Benson Hill, Inc. (“Company”). The Company, along with its affiliated entities, each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”) before the United States Bankruptcy Court for the District of Delaware (the “Court”) on March 20, 2025 (the “Chapter 11 Cases”) and the Chapter 11 Cases are currently being jointly administered by the Court under the case number 25-10539 (TMH). The sale of substantially all the Company’s assets (the “Sale”) is currently scheduled to be considered by the Court on May 21, 2025, and to close on May 23, 2025. This Agreement shall be effective one business day after the close of the Sale (the “Effective Date”). For the consideration described below, Company and Contractor agree as follows:

1.       Relationship and Services. Company hereby retains Contractor as an independent contractor, and Contractor accepts this engagement, on the terms and conditions contained in this Agreement. Contractor will provide services as described in Exhibit A, or such other services as may be requested from time to time by Company (“Services”) during the Term (as defined below). Contractor may determine, in Contractor’s sole discretion, the means and manner of performing Services except as expressly limited by this Agreement. Company retains the right to require that Contractor satisfactorily perform Services. Contractor shall devote Contractor’s best efforts, and such time as shall be necessary during the Term, not anticipated to exceed 40 hours per month. Contractor agrees to perform Services and will always act in a professional manner with respect to the performance of Services. Contractor agrees to be reasonably available for consultation by parties necessary for Company wind-down, including counsel to Company. However, nothing in this Agreement shall be construed to prevent Contractor from performing work for other persons or organizations during the period in which Contractor is providing Services to Company; provided, however, that the Contractor shall not perform work for any persons or organizations with a material role or interest in the Chapter 11 Cases during the period in which Contractor is provided Services to the Company.

2.       Independent Contractor Status. Contractor’s relationship to Company shall be that of independent contractor. Contractor is not an employee of Company. Contractor shall not be considered, under this Agreement or otherwise, as being an employee of Company or as being entitled to the rights and privileges of an employee of Company because of Services that Contractor provides. The performance of Services by Contractor does not entitle Contractor to the benefits that are extended to Company employees, including leave; vacation; holidays; medical, dental, life, or disability insurance; retirement plans; or any other form of employee benefit whatever.

3.       Contractor’s Fees and Expenses. Company shall pay Contractor, as compensation for Services performed hereunder, the amount or amounts stated in Exhibit A. Company will pay such compensation in the manner and at the time(s) specified in Exhibit A. Contractor shall be reimbursed for expenses directly related to and reasonably necessary to Contractor providing Services for which Contractor submits proper documentation to Company.

4.       Term. The term of this Agreement shall be from the Start Date until the effective date of a plan of liquidation in the Chapter 11 Cases (the “Plan”) or such other dates as the Services are deemed completed at the discretion of the Company (the “Term”). Contractor represents that during the Term no business relationships, employment relationships and consulting obligations of Contractor shall be a conflict with the obligations to Company set forth in this Agreement or interfere with the performance of Contractor’s obligations under this Agreement.

5.       Taxes. Company shall not withhold FICA, income taxes, or any other taxes from the fees due to Contractor under this Agreement, unless required by law. Contractor shall be solely responsible for all taxes that are or may become due from Contractor with respect to the fees paid under this Agreement. Contractor hereby indemnifies and holds harmless Company for any taxes, interest, or penalties assessed against Company by any taxing authority because of the failure of Contractor to pay any amounts owed by Contractor to the taxing authority; Contractor will reimburse Company for any such taxes, interest, or penalties that Company is required to pay.

6.       Confidentiality. Contractor recognizes that while performing Services under this Agreement he may have access to confidential or privileged information, including but not limited to information concerning Company and its business, customers, suppliers, officers, directors, and employees. Contractor shall maintain the confidentiality of all information to which Contractor has access pursuant to this Agreement. Contractor shall ensure that all documents and other confidential or privileged information provided to Contractor under this Agreement are maintained in a manner that protects their confidentiality.

7.       Return of Property and Documents. All documents and other property that come into Contractor’s possession pursuant to this Agreement, including documents produced or created by Contractor, shall be, and remain the exclusive property of Company. Contractor shall return all such documents, including all copies thereof, and tangible property to Company upon Company’s request or upon the termination of this Agreement.

8        Complete Agreement. This Agreement (including Exhibit A) is the complete agreement between the parties hereto with respect to the performance of Services by Contractor from and after the date of this Agreement. This Agreement supersedes all prior oral or written agreements and communications between the parties with respect to the subject matter of this Agreement. This Agreement cannot be amended or modified except in a writing signed by Company and Contractor. The failure of Company to insist upon performance of any provision of this Agreement shall not be construed as a waiver of the right to insist on strict performance of the same provision in the future.

9.       Severability. If any court of competent jurisdiction holds that any provision of this Agreement is invalid or unenforceable, the parties desire and agree that the remaining parts of this Agreement shall nevertheless continue to be valid and enforceable.

10.     Governing Law and Jurisdiction. This Agreement will be construed and interpreted in accordance with the laws of the State of Iowa. Company and Contractor consent to jurisdiction of the Court, the courts of the state of Iowa, and/or the United States District Court, District of Iowa.

{Signature Page to Follow}

Dated:	May 21, 2025	/s/ Daniel J. Cosgrove
Daniel J. Cosgrove

Dated:	May 21, 2025	BENSON HILL, INC.

		By:	/s/ Daniel Jacobi
Daniel Jacobi
Chair Board of Directors

EXHIBIT A

CONTRACTOR’S FEE

•	Company agrees to pay Contractor $278 per hour. Invoices for actual hours worked for the Services shall be bi-monthly as work progresses (see schedule below).

BI-MONTHLY BILLING

•	Invoices for work for the 1 – 15th due by the 20th paid by the 30th.

•	Invoices for work for the 16 – 31st due by the 5th paid by the 15th.

Invoices for Services shall be recorded and billed in quarter hour increments with an explanation of the Services provided.

NATURE OF SERVICES

Consulting services related to the wind-down of Company operations, including, but not limited to:

1.	All preliminary work and analysis required by Company for preparation of the Plan and related disclosure statement.

2.	All preliminary work and analysis required by Company for preparation of 2024 Federal Tax Return; deliver information and interface with necessary professional services firms to provide all information requested to prepare the tax return.

3.	All preliminary work and analysis required by Company for preparation of 2024 State Tax returns; deliver information and interface with necessary professional services firms to provide all information they need to prepare the tax returns in all required states for the employees in 2024.

4.	All preliminary work and analysis required by Company for preparation of 2025 Federal Tax Return; deliver information and interface with necessary professional services firms to provide all information requested to prepare the tax return.

5.	All preliminary work and analysis required by Company for preparation of 2025 State Tax returns; deliver information and interface with necessary professional services firms to provide all information they need to prepare the tax returns in all required states for the employees in 2025.

6.	Advise and provide necessary professional services firms with payroll and 401K requests to assist in completion of any audits.

7.	Review, confirm and file the final Form 5500 with the Department of Labor for the 401K Plan.

8.	Submit any documents needed or requested for the Company’s 401K Plan to the Department of Labor.

9.	File the final Forms 5500 for the Company health and welfare plans for the medical, dental, vision and flex spending plans (as applicable).

10.	As needed, provide former qualifying employees with Form 1095-C for demonstration of health insurance coverage during relevant time periods.

11.	Coordinate and receive any outstanding income tax refunds with necessary stakeholders.

12.	Be responsive to any reasonable document requests of former employees or contract counterparties of the Company.

13.	Provide such information as requested by counsel to the Company for preparation of any pleadings in the Bankruptcy Court and provide such other assistance as needed in the Chapter 11 Cases.

14.	Any other miscellaneous or outstanding Services required for the period beginning on the Effective Date through the Term to effectuate an orderly wind-down of Company operations.

15.	Support bankruptcy related reporting requirements (i.e., MORs, 2015.3 reports, claims reconciliations, etc.)

16.	Support remaining cash management activities.